Exhibit 10.40

Maxim Integrated Products

120 San Gabriel Drive

Sunnyvale, California 94086

408.737.7600

August 3, 2007

Bruce Kiddoo

Dear Bruce:

I am pleased to offer you a position at Maxim Integrated Products, Inc. Initially, you will be employed as Vice President of Finance reporting to Alan Hale. Following the completion of Maxim’s restatement project, you will also be appointed as the Chief Financial Officer (and Principal Accounting Officer) of Maxim reporting to Tunc Doluca, the Company’s Chief Executive Officer.

Your annual, starting base salary will be $350,000 per year, paid out on a biweekly basis. This will be reviewed annually. In addition to your base salary, you will also participate in the Company’s performance-based compensation model for officers (including but not limited to performance share awards under such model), which was recently approved by the Compensation Committee. This new compensation model is described generally in the Company’s Form 8K filed with the Securities and Exchange Commission on July  24, 2007

(http://www.sec.gov/Archives/edgar/data/743316/000113626107000125/body8k.htm).

Maxim will also make available to you its comprehensive benefit program that includes medical and dental insurance coverage and is more fully described in Exhibit A. These benefits are reviewed on a periodic basis and are, therefore, subject to change.

Stock Option and Restricted Stock Units

Maxim’s Board of Directors has agreed to grant you a stock option for 205,000 shares of Maxim Common Stock (NASDAQ: MXIM) at an exercise price equal to the fair market value of Maxim’s common stock on the date of grant (the date the Board or Compensation Committee meets and formally approves the award following the commencement of your employment) and 40,000 shares of Restricted Stock Units (RSUs). Your stock option and RSUs will vest while you remain in Maxim’s employment on a quarterly basis according to the schedule below (and subject to a six-month cliff vesting period for the options), subject to the terms of Maxim’s 1996 Stock Incentive Plan and the stock option and RSU agreements you receive following the Board’s approval.

Bruce Kiddoo p. 2

OPTION AND RSU VESTING SCHEDULE*

	Year l	Year 2	Year 3	Year 4	Year 5
RSU	20,000	10,000	10,000	—	—
Option	25,000	30,000	50,000	50,000	50,000

*	The annual number of options and RSUs vest in quarterly installments; options have a six month cliff vesting period and a seven (7) year term.

Relocation

Your relocation benefits package includes a relocation allowance to assist you in relocating your family, personal items and property (including closing costs on a residence) to the San Francisco Bay Area. Maxim will also reimburse you up to $36,000 for temporary living costs for the first twelve (12) months of your employment at Maxim in accordance with our reimbursement policy. Such reimbursements are subject to Maxim’s reimbursement policy.

Vacation; Holidays

You will accrue fifteen (15) days of vacation per year. As a Maxim employee, you will accrue twelve (12) paid, company holidays.

Please note that this offer does not constitute a contract of employment as Maxim is an at-will employer, and this offer is for you to be an at-will employee. At-will status may not be modified or changed, except in a writing signed by the Company’s Chief Executive Officer or General Counsel (following approval by the Board of Directors), which specifically states that the at-will employment relationship is being modified, By accepting this offer of employment, Maxim understands that you agree not to bring with you any confidential or proprietary information, trade secrets, inventions or property of any previous employer or other third party.

Your tentative start date will be September 4, 2007. All employees we required to show evidence of identity and employment eligibility when they report to work and to sign Maxim’s proprietary information and inventions assignment agreement as well as other Company documentation.

In addition, this employment offer is contingent upon the issuance of a visa and/or export license, if required to comply with U.S. immigration and export laws and regulations, as well as successful completion of the pre-employment screening process, prior to your start date.

You will be a valuable asset to the Company and be in an excellent position to share in our growth. If the above is satisfactory to you, please sign below and return to me. A copy has been included for your records.

Sincerely,

/s/ Tunç Doluca
Tunç Doluca
President and Chief Executive Officer

/s/ Bruce E Kiddoo
Bruce E Kiddoo
8/6/07

Exhibit A

Additional Benefits

Medical Insurance	401(k)	Wellness Program
Dental Insurance	Group Life Insurance
Vision Insurance	Personal Life Insurance
Flexible Spending	Employee Assistance
Accounts	Program